EXHIBIT 99.1
FORM OF

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

AUSTRALIA ACQUISITION CORP.

ADOPTED AS OF     , 2010

I.  PURPOSE OF THE COMMITTEE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Australia Acquisition Corp. (the “Company”) is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, (a) assisting the Board’s oversight of (i) the integrity of the Company’s annual, quarterly, and other financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function, and (b) reviewing and approving all related-party transactions (except as provided herein) and preparing the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.

II.  COMPOSITION OF THE COMMITTEE

The Committee shall consist of three or more independent directors as determined from time to time by the Board; provided, that until the one-year anniversary of the Company’s initial public offering, one member of the Committee may not be an “independent director.” Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the NYSE AMEX, and any additional requirements that the Board deems appropriate.

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

Each member of the Committee must be financially literate, pursuant to the requirements of the NYSE AMEX. In addition, at least one member of the Committee must be designated by the Board to be the “audit committee financial expert,” as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”), and “financially sophisticated” pursuant to the requirements of the NYSE AMEX.

III.  MEETINGS OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee will meet separately on a periodic basis, as appropriate, with (i) management, (ii) any person responsible for the Company’s internal audit function and (iii) the Company’s independent registered public accounting firm, in each case to discuss any matters that the Committee or any of the above persons or firms believe warrant Committee attention.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum. The act of a majority of the members of the Committee serving at any meeting of the Committee at which a quorum is present shall be an act of the Committee. Any action required or permitted to be taken by the Committee may be taken without a meeting, if all members of the Committee individually or collectively consent in writing to such action.

The Committee shall maintain minutes of its meetings and records relating to those meetings.

IV.  DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, the NYSE AMEX or any other applicable regulatory authority:

Selection, Evaluation and Oversight of the Independent Registered Public Accounting Firm

(a)	Be directly responsible for appointing or replacing the independent registered public accounting firm;

(b)
Determine the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

(c)
Review and, in its sole discretion, approve in advance the Company’s independent registered public accounting firm’s annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent registered public accounting firm (which approval should be made after receiving input from the Company’s management, if desired). The Committee will pre-approve all audit services and permitted non-audit services to be performed by the Company’s independent registered public accounting firm, including the fees and terms of the services to be performed;

(d)	Review the performance of the Company’s independent registered public accounting firm, including the lead partner of the independent registered public accounting firm;

(e)	Obtain and review at least annually from the Company’s independent registered public accounting firm a report describing:

(i) the independent registered public accounting firm’s internal quality-control procedures;

(ii)
any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and

(iii) all relationships between the independent registered public accounting firm and the Company consistent with Independence Standards Board Standard 1 (including a description of each category of services provided by the independent registered public accounting firm to the Company and a list of the fees billed for each such category);

The Committee should present its conclusions with respect to the above matters, as well as its review of the lead partner of the independent registered public accounting firm, and its views on whether there should be a regular rotation of the independent registered public accounting firm, to the Board.

(f)	Monitor and evaluate the independence of the Company’s independent registered public accounting firm by, among other things:

(i)
verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by the Act and the rules and regulations promulgated by the SEC thereunder;

	(ii)	monitoring compliance by the Company of the employee conflict of interest requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder;

	(iii)	engaging in a dialogue with the independent registered public accounting firm to confirm that audit partner compensation is consistent with applicable SEC rules; and

(iv)
actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm;

Oversight of Annual Audit and Quarterly Reviews

(g)
Review and discuss with the independent registered public accounting firm its annual audit plan, including the timing and scope of audit activities, and monitor such plan’s progress and results during the year;

(h)
Review with management, the Company’s independent registered public accounting firm and the Company’s internal auditing department or other person responsible for the internal audit function, the following information which is required to be reported by the independent registered public accounting firm:

	(i)	critical accounting policies and practices to be used;

(ii)
alternative treatments of financial information that have been discussed by the independent registered public accounting firm and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm;

	(iii)	other material written communications between the independent registered public accounting firm and management, such as any management letter and any schedule of unadjusted differences; and

	(iv)	any material financial arrangements of the Company which do not appear on the financial statements of the Company;

(i)
Review and discuss with management and the independent registered public accounting firm the annual audited financial statements and quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any major issues related thereto, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 20-F.

(j)
Review with management, the Company’s independent registered public accounting firm and, if appropriate, the Company’s internal auditing department or other person responsible for the internal audit function, the following:

	(i)	major issues regarding accounting principles and financial statements presentations, including any significant changes in the Company’s selection or application of accounting principles;

(ii)
analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the Company’s financial statements; and

	(iii)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(k)	Resolve all disagreements between the Company’s independent registered public accounting firm and management regarding financial reporting;

(l)
Review on a regular basis with the Company’s independent registered public accounting firm any problems or difficulties identified by the independent registered public accounting firm in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent registered public accounting firm’s activities or on access to requested information, and any significant disagreements with management. In connection therewith, the Committee should review with the independent registered public accounting firm the following:

	(i)	accounting adjustments that were noted or proposed by the independent registered public accounting firm but were rejected by management (as immaterial or otherwise);

	(ii)	communications between the audit team and the independent registered public accounting firm’s national office respecting auditing or accounting issues presented by the engagement; and

	(iii)	“management” or “internal control” letter issued, or proposed to be issued, by the independent registered public accounting firm to the Company;

Oversight of the Financial Reporting Process and Internal Controls

(m)	Review:

(i)
the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures on a regular basis, including the Company’s internal audit function, through inquiry and discussions with the Company’s independent registered public accounting firm and management and the Company’s internal auditing department or other person responsible for the internal audit function;

(ii)
the yearly report prepared by management, and attested to by the Company’s independent registered public accounting firm, assessing the effectiveness of the Company’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Company’s Annual Report on Form 20-F; and

(iii)
the Committee’s involvement and interaction with the independent registered public accounting firm and with internal auditors, as well as interaction with key members of financial management, including the chief financial officer and chief accounting officer;

(n)	Review with the chief executive officer, chief financial officer and independent registered public accounting firm, periodically, the following:

(i)
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

(o)	Discuss with management major risk assessment and risk management policies;

(p)
Review with management the progress and results of internal audit projects, and, when deemed necessary or appropriate by the Committee, assign additional internal audit projects to the Company’s internal auditing department or other person responsible for the internal audit function;

(q)	Review with management the Company’s administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

(r)
Request periodic reports from the Company’s independent registered public accounting firm, management and the Company’s internal auditing department or other person responsible for the internal audit function to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Company;

(s)
Review and discuss with the independent registered public accounting firm the results of the year-end audit of the Company, including any comments or recommendations of the Company’s independent registered public accounting firm and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Company’s financial statements should be included in the Annual Report on Form 20-F;

(t)
Discuss with management and the independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

(u)
Establish and maintain free and open means of communication between and among the Committee, the Company’s independent registered public accounting firm, the Company’s internal auditing department or other person responsible for the internal audit function and management, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis;

(v)
Review the type and presentation of information to be included in the Company’s earnings press releases (especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Company to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance);

Miscellaneous

(w)	Establish clear hiring policies of the Company for employees or former employees of the Company’s independent registered public accounting firm;

(x)
Meet periodically with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Company and (ii) any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Company or any of its directors, officers, employees or agents or breaches of fiduciary duty to the Company;

(y)	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement;

(z)	Review and approve in advance any services provided by the Company’s independent registered public accounting firm to the Company’s executive officers or members of their immediate family;

(aa)
Review or participate in the Board’s review of the Company’s program to monitor compliance with the Company’s Code of Ethics, and meet periodically with the Company’s chief executive officer to discuss compliance with the Code of Ethics;

(bb)
Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or reports which raise material issues regarding the Company’s financial statements or accounting policies, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

(cc)
Establish procedures for the receipt, retention and treatment of reports of evidence of a material violation made by attorneys appearing and practicing before the SEC in the representation of the Company or any of its subsidiaries, or reports made by the Company’s chief executive officer or general counsel in relation thereto;

(dd)
Secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Company;

(ee)
Report regularly to the Board on its activities, as appropriate. In connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent registered public accounting firm, or the performance of the internal audit function. The Committee should inquire and discuss with management the Company’s compliance with applicable laws and regulations;

(ff)	Approve reimbursement of expenses incurred by or payments or fees payable to the Company’s officers, directors or any of their affiliates in excess of $150,000 in the aggregate in any fiscal quarter;

(gg)
Review the requirements of Articles [155] – [163] (or any successor articles thereto) of the Company’s Amended and Restated Articles of Association at each quarterly meeting of the Committee to determine compliance by the Company with the requirements thereof, and review the terms of all agreements (the “IPO Agreements”) between the Company and any of its officers or directors included as exhibits to the

Registration Statement on Form F-1 filed by the Company with the SEC to register the Company’s initial public offering at each quarterly meeting of the Committee to determine whether the parties to each IPO Agreement are in compliance with such agreement. If any noncompliance is identified, then the Committee shall immediately take all action necessary to rectify the noncompliance or otherwise cause compliance with the requirements of Articles [155] – [163] or the terms and provisions of each IPO Agreement;

(hh)	Oversee the implementation of, and adherence to, the Company’s policy with respect to related party transactions and review and approve all other related party transactions; and

(ii)	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V.  EVALUATION OF THE COMMITTEE

The Committee shall, on an annual basis and in coordination with the Nominating Committee, evaluate its performance. The evaluation shall address all matters that the Committee considers relevant to its performance, including a review and assessment of the adequacy of this Charter, and shall be conducted in such manner as the Committee deems appropriate.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter.

VI.  ADVISERS; FUNDING

The Committee shall have the authority to retain independent legal counsel and independent accountants and other advisers as it deems necessary and appropriate to carry out its duties and responsibilities hereunder. The Company shall provide appropriate funding, as determined by the Committee, for (i) payment of compensation to the independent registered public accounting firm employed by the Company to render or issue an audit report or to perform other audit, review or attest services of the Company and the advisers referred to in the immediately preceding sentence employed by the Committee and (ii) payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

*       *       *

While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee, in either instance absent actual knowledge to the contrary.

Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under applicable federal or state law.